------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Robinson       Joel            D.        |    American Axle & Manufacturing Holdings, Inc. |           Director        10% Owner
                                         |    (NYSE-AXL)                                   |    -----            -----
-------------------------------------------------------------------------------------------|      X   Officer (give title below)
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |    -----
                                         |   Number of           |     Month/Year          |          Other (specify below)
c/o American Axle & Manufacturing        |   Reporting Person,   |                         |    -----
Holdings, Inc.                           |   if an Entity        |        8/00             |  Executive Vice President - Operations
1840 Holbrook Avenue                     |   (Voluntary)         |                         |  and Chief Operating Officer
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
Detroit           MI            48212    |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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* If the form is filled by more than one reporting person, see instruction 4(b)(v).
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee Stock Option   |             |          |       |    |        |         |       |        | Common |           |
(right to buy)          |    $15.32   | 8/4/00   |   A   |    |45,000  |         | (1)   | 5/19/10| Stock  | 45,000    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
    260,942       |           D            |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:


(1)  In August 2000, the reporting person was granted an option to purchase
     45,000 shares of common stock. The option vests in three equal annual installments beginning on May 19, 2001.


/s/  Patrick S. Lancaster         9/8/00
--------------------------------  -------
Signature of Reporting Person     Date
Attorney in fact

  **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)